Exhibit 10.3

CARDAX, INC.

2014 EQUITY COMPENSATION PLAN

STOCK OPTION AGREEMENT

SECTION 1.   KIND OF OPTION.

This Option is intended to be either an incentive stock option intended to meet the requirements of section 422 of the Internal Revenue Code (an "ISO") or a non-statutory option (an "NQSO"), which is not intended to meet the requirements of an ISO, as indicated in the Notice of Stock Option Grant. Even if this Option is designated as an ISO, it shall be deemed to be an NQSO to the extent required by the $100,000 annual limitation under Section 422(d) of the Code.

SECTION 2.   VESTING.

The shares subject to this Option shall vest in accordance with the schedule set forth in the Notice of Stock Option Grant.

SECTION 3.   TERM.

Except as otherwise set forth in the Notice of Stock Option Grant, your Option will expire in any event at the close of business at Company headquarters on ten (10) years after the Date of Grant; provided, however, that if your Option is an ISO it will expire five (5) years after the Date of Grant if you are a Ten-Percent Stockholder of the Company (the "Expiration Date").

SECTION 4.   TERMINATION OF SERVICE.

Except as otherwise set forth in the Notice of Stock Option Grant, if your employment or other association with the Company ends for any reason, your Option, to the extent vested, shall cease to be exercisable in any respect and shall terminate not later than ninety (90) days following such termination of service with the Company and, for the period it remains exercisable following such termination, shall be exercisable only to the extent exercisable at the date of your termination of service (and to the extent not then exercisable, shall terminate as of the date of such termination). Military or sick leave or other bona fide leave shall not be deemed a termination of employment or other association, provided that it does not exceed the longer of ninety (90) days or the period during which the your reemployment rights, if any, are guaranteed by statute or by contract.

SECTION 5.   EXERCISING YOUR OPTION.

To exercise your Option, you must execute the Notice of Exercise and Common Stock Purchase Agreement (the "Exercise Notice"), attached as Exhibit A. You must submit this form, together with full payment, to the Company. Your exercise will be effective when it is received by the Company. If someone else wants to exercise your Option after your death, that person must prove to the Company's satisfaction that he or she is entitled to do so.

SECTION 6.     PAYMENT FORMS.

When you exercise your Option, you must include payment of the Exercise Price for the Shares you are purchasing in cash or cash equivalents. Alternatively, you may pay all or part of the Exercise Price by surrendering, or attesting to ownership of, Shares already owned by you, unless such action would cause the Company to recognize any (or additional) compensation expense with respect to the Option for financial reporting purposes. Such Shares shall be surrendered to the Company in good form for transfer and shall be valued at their Fair Market Value on the date of Option exercise. To the extent that a public market for the Shares exists and to the extent permitted by applicable law, in each case as determined by the Company, you also may exercise your Option by delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price and, if requested, applicable withholding taxes. The Company will provide the forms necessary to make such a cashless exercise. The Board may permit such other payment forms as it deems appropriate, subject to applicable laws, regulations and rules.

SECTION 7.     TAX WITHHOLDING AND REPORTING.

(a)	You will not be allowed to exercise this Option unless you pay, or make acceptable arrangements to pay, any taxes required to be withheld as a result of the Option exercise or the sale of Shares acquired upon exercise of this Option. You hereby authorize withholding from payroll or any other payment due you from the Company or your employer to satisfy any such withholding tax obligation.

(b)	If you sell or otherwise dispose of any of the Shares acquired pursuant to an ISO on or before the later of (i) two years after the grant date, or (ii) one year after the exercise date, you shall immediately notify the Company in writing of such disposition.

SECTION 8.     RESALE RESTRICTIONS/MARKET STAND-OFF.

In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the U.S. Securities Act of 1933, as amended, including the Company's initial public offering, you may be prohibited from engaging in any transaction with respect to any of the Company's common stock without the prior written consent of the Company or its underwriters in accordance with the provisions of the Exercise Notice.

SECTION 9.   TRANSFER OF OPTION.

Prior to your death, only you may exercise this Option. This Option and the rights and privileges conferred hereby cannot be sold, pledged or otherwise transferred (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment, levy or similar process. For instance, you may not sell this Option or use it as security for a loan. If you attempt to do any of these things, this Option will immediately become invalid. You may, however, dispose of this Option in your will. Regardless of any marital property settlement agreement, the Company is not obligated to honor an Exercise Notice from your spouse or former spouse, nor is the Company obligated to recognize such individual's interest in your Option in any other way. Notwithstanding the foregoing, however, to the extent permitted by the Board in its sole discretion, an NQSO may be transferred by you to one or more family members or to a trust established for your benefit and/or one or more of your family members to the extent permitted by the Plan.

SECTION 10.   RETENTION RIGHTS.

This Agreement does not give you the right to be retained by the Company in any capacity. The Company reserves the right to terminate your employment or other association with the Company at any time and for any reason without thereby incurring any liability to you.

SECTION 11.   STOCKHOLDER RIGHTS.

Neither you nor your estate or heirs have any rights as a stockholder of the Company until a certificate for the Shares acquired upon exercise of this Option has been issued. No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued, except as described in the Plan.

SECTION 12.   ADJUSTMENTS.

In the event of a stock split, a stock dividend or a similar change in the Common Stock, the number of Shares covered by this Option and the Exercise Price per share may be adjusted pursuant to the Plan. Your Option shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity as set forth in the Plan.

SECTION 13.   TAX DISCLAIMER.

You agree that you are responsible for consulting your own tax advisor as to the tax consequences associated with your Option. The tax rules governing options are complex, change frequently and depend on the individual taxpayer's situation. Although the Company will make available to you general tax information about stock options, you agree that the Company shall not be held liable or responsible for making such information available to you and any tax or financial consequences that you may incur in connection with your Option.

By accepting this Option, you acknowledge that any tax liability or other adverse tax consequences to you resulting from the grant of the Option will be the responsibility of, and will be borne entirely by, you. YOU ARE THEREFORE ENCOURAGED TO CONSULT YOUR OWN TAX ADVISOR BEFORE ACCEPTING THE GRANT OF THIS OPTION.

SECTION 14.   THE PLAN AND OTHER AGREEMENTS.

The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan. The Notice of Stock Option Grant, this Agreement, including its attachments, and the Plan constitute the entire understanding between you and the Company regarding this Option. Any prior agreements, commitments or negotiations concerning this Option are superseded.

SECTION 15.    MISCELLANEOUS PROVISIONS.

(a)	You understand and acknowledge that (i) the Plan is entirely discretionary, (ii) the Company and your employer have reserved the right to amend, suspend or terminate the Plan at any time, (iii) the grant of an option does not in any way create any contractual or other right to receive additional grants of options (or benefits in lieu of options) at any time or in any amount, and (iv) all determinations with respect to any additional grants, including (without limitation) the times when options will be granted, the number of Shares offered, the Exercise Price and the vesting schedule, will be at the sole discretion of the Company.

(b)	The value of this Option shall be an extraordinary item of compensation outside the scope of your employment contract, if any, and shall not be considered a part of your normal or expected compensation for purposes of calculating severance, resignation, redundancy or end-of-service payments, bonuses, long service awards, pension or retirement benefits or similar payments.

(c)	You understand and acknowledge that participation in the Plan ceases upon termination of your employment or association with the Company for any reason, except as may explicitly be provided otherwise in the Plan or this Agreement.

(d)	You hereby authorize and direct your employer to disclose to the Company or any Subsidiary any information regarding your employment, the nature and amount of your compensation and the fact and conditions of your participation in the Plan, as your employer deems necessary or appropriate to facilitate the administration of the Plan.

(e)	You consent to the collection, use and transfer of personal data as described in this Subsection. You understand and acknowledge that the Company, your employer and the Company's other Subsidiaries hold certain personal information regarding you for the purpose of managing and administering the Plan, including (without limitation) your name, home address, telephone number, date of birth, social security number, salary, nationality, job title, any Shares or directorships held in the Company and details of all options or any other entitlements to Shares awarded, canceled, exercised, vested, unvested or outstanding in the your favor (the "Data"). You further understand and acknowledge that the Company and/or its Subsidiaries will transfer Data among themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan and that the Company and/or any Subsidiary may each further transfer Data to any third party assisting the Company in the implementation, administration and management of the Plan. You understand and acknowledge that the recipients of Data may be located in the United States or elsewhere. You authorize such recipients to receive, possess, use, retain and transfer Data, in electronic or other form, for the purpose of administering your participation in the Plan, including a transfer to any broker or other third party with whom you elect to deposit Shares acquired under the Plan of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf. You may, at any time, view the Data, require any necessary modifications of Data or withdraw the consents set forth in this Subsection by contacting the Human Resources Department of the Company in writing.

SECTION 16.    APPLICABLE LAW.

This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice of law provisions).

EXHIBIT A

CARDAX, INC. 2014 EQUITY COMPENSATION PLAN

NOTICE OF EXERCISE AND COMMON STOCK PURCHASE AGREEMENT

THIS AGREEMENT is dated as of   ,             , 20__ between Cardax, Inc. (the "Company"), and __________________ (“Purchaser”).

WITNESSETH:

WHEREAS, the Company granted Purchaser a stock option on February 7, 2014 (the "Date of Grant") pursuant to a stock option agreement (the "Option Agreement") under which Purchaser has the right to purchase up to   ______ shares of the Company's common stock (the "Option Shares"); and

WHEREAS, the Option is exercisable with respect to certain of the Option Shares as of the date hereof, and

WHEREAS, pursuant to the Option Agreement, Purchaser desires to purchase shares of the Company as herein described, on the terms and conditions set forth in this Agreement, the Option Agreement and the Cardax, Inc. 2014 Equity Compensation Plan (the "Plan"). Certain capitalized terms used in this Agreement are defined in the Plan.

NOW, THEREFORE, it is agreed between the parties as follows:

SECTION 1.     PURCHASE OF SHARES.

(a)	Pursuant to the terms of the Option Agreement, Purchaser hereby agrees to purchase from the Company and the Company agrees to sell and issue to Purchaser ______ shares of the Company's common stock (the "Common Stock") for the Exercise Price per share specified in the Notice of Stock Option Grant payable by personal check, cashier's check, money order or otherwise as permitted by the Option Agreement. Payment shall be delivered at the Closing, as such term is defined below.

(b)	The closing (the "Closing") under this Agreement shall occur at the offices of the Company as of the date hereof, or such other time and place as may be designated by the Company (the "Closing Date").

SECTION 2.     PURCHASER'S INVESTMENT REPRESENTATIONS.

This Agreement is made with Purchaser in reliance upon Purchaser's representation to the Company, which by Purchaser's acceptance hereof Purchaser confirms, that the Common Stock which Purchaser will receive will be acquired with Purchaser's own funds for investment for an indefinite period for Purchaser's own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and that Purchaser has no present intention of selling, granting participation in, or otherwise distributing the same, but subject, nevertheless, to any requirement of law that the disposition of Purchaser's property shall at all times be within Purchaser's control. By executing this Agreement, Purchaser further represents that Purchaser does not have any contract, understanding or agreement with any person to sell, transfer, or grant participation to such person or to any third person, with respect to any of the Common Stock.

SECTION 3.     RIGHTS OF PURCHASER.

(a)	Except as otherwise provided herein, Purchaser shall, during the term of this Agreement, exercise all rights and privileges of a stockholder of the Company with respect to the Common Stock.

(b)	Nothing in this Agreement shall be construed as a right by Purchaser to be retained by the Company, or a parent or subsidiary of the Company in any capacity. The Company reserves the right to terminate Purchaser's employment or other association with the Company at any time and for any reason without thereby incurring any liability to Purchaser.

SECTION 4.     RESALE RESTRICTIONS/MARKET STAND-OFF.

Purchaser hereby agrees that in connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, including the Company's initial public offering, Purchaser shall not, directly or indirectly, engage in any transaction prohibited by the underwriter, or sell, make any short sale of, contract to sell, transfer the economic risk of ownership in, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose or transfer for value or agree to engage in any of the foregoing transactions with respect to any Common Stock without the prior written consent of the Company or its underwriters, for such period of time after the effective date of such registration statement as may be requested by the Company or such underwriters. Such period of time shall not exceed one hundred eighty (180) days and may be required by the underwriter as a market condition of the offering; provided, however, that if either (a) during the last seventeen (17) days of such one hundred eighty (180) day period, the Company issues an earnings release or material news or a material event relating to the Company occurs or (b) prior to the expiration of such one hundred eighty (180) day period, the Company announces that it will release earnings results during the sixteen (16) day period beginning on the last day of the one hundred eighty (180) day period, then the restrictions imposed during such one hundred eighty (180) day period shall continue to apply until the expiration of the eighteen (18) day period beginning on the issuance of the earnings release or the occurrence of the material news or material event; provided, further, that in the event the Company or the underwriter requests that the one hundred eighty (180) day period be extended or modified pursuant to then-applicable law, rules, regulations or trading policies, the restrictions imposed during the one hundred eighty (180) day period shall continue to apply to the extent requested by the Company or the underwriter to comply with such law, rules, regulations or trading policies. Purchaser hereby agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. To enforce the provisions of this Section, the Company may impose stop-transfer instructions with respect to the Common Stock until the end of the applicable stand-off period.

SECTION 5.   OTHER NECESSARY ACTIONS.

The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

SECTION 6.   NOTICE.

Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon the earliest of personal delivery, physical receipt (electronically or otherwise) or the third full day following deposit in the United States Post Office with postage and fees prepaid, addressed to the other party hereto at the address last known or at such other address as such party may designate by ten (10) days' advance written notice to the other party hereto.

SECTION 7.    SUCCESSORS AND ASSIGNS.

This Agreement shall inure to the benefit of the successors and assigns of the Company and be binding upon Purchaser and Purchaser's heirs, executors, administrators, successors and assigns. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of a like or different nature.

SECTION 8.   APPLICABLE LAW.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, as such laws are applied to contracts entered into and performed in such state.

SECTION 9.   NO ORAL MODIFICATION.

No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

SECTION 10.   ENTIRE AGREEMENT.

This Agreement, the Option Agreement and the Plan constitute the entire complete and final agreement between the parties hereto with regard to the subject matter hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

CARDAX, INC.	(PURCHASER)

By:_____________________	_________________________
Name:
Title: